Exhibit 99.1

External Investor Relations Contact: Kirin Smith PCG Advisory Group (646) 863-6519 ksmith@pcgadvisory.com	Company Investor Relations/ Media Contact: Todd Waltz (408) 213-0940 investors@aemetis.com

Aemetis Reports First Quarter 2023 Financial Results

CUPERTINO, Calif. – May 4, 2023 - Aemetis, Inc. (NASDAQ: AMTX), a renewable natural gas and renewable fuels company focused on negative carbon intensity products, today announced its financial results for the three months ended March 31, 2023.

“Revenues for the first quarter of 2023 reflect our decision in late 2022 to idle the Keyes plant due to a 500% increase in energy cost brought about by insufficient natural gas storage in the Western United States, California in particular, and the resulting price spike that made continuing operations uneconomic. From December through mid-March, exorbitant pricing for natural gas would have resulted in a $12 million loss for the ethanol business, so management made the difficult but necessary decision to temporarily idle production and focus the plant staff on implementing a significant maintenance turnaround and mechanical reconfiguration related to the company’s energy efficiency projects,” said Todd Waltz, Chief Financial Officer of Aemetis.  “Investments in capital projects related to the reduction of the carbon intensity of Aemetis ethanol were $7.6 million for the first quarter of 2023 as our engineering and construction teams moved forward with the initiatives outlined in our Five-Year Plan,” added Waltz.

“We are pleased with the milestones accomplished during the first quarter of 2023 regarding our energy efficiency projects as well as bringing the six dairy digesters, a 40 mile biogas pipeline and RNG facility with utility interconnect into service in late January. Due to high natural gas prices in California during the first quarter, we took the opportunity to complete significant maintenance and upgrades to the Keys ethanol plant,” said Eric McAfee, Chairman and CEO of Aemetis.  “With natural gas now at a reasonable pricing range and the maintenance turn-around complete, we expect to restart the plant during the second quarter of 2023.”

The energy efficiency and Renewable Natural Gas milestones reflect our execution of the projects under our Five-Year Plan that produce negative carbon intensity products to rapidly grow value for Aemetis shareholders. We invite investors to review the Aemetis Corporate Presentation on the Aemetis home page prior to the earnings call.

Today, Aemetis will host an earnings review call at 11:00 a.m. Pacific time (PT).

Live Participant Dial In (Toll Free): +1-888-506-0062 entry code 387005
Live Participant Dial In (International): +1-973-528-0011 entry code 387005

Webcast URL:  https://www.webcaster4.com/Webcast/Page/2211/48314

For details on the call, please visit http://www.aemetis.com/investors/conference-calls/

Financial Results for the Three Months Ended March 31, 2023

Revenues during the first quarter of 2023 decreased to $2.2 million compared to $52.0 million for the first quarter of 2022. Our North America division entered an extended maintenance cycle during the last two weeks of December 2022 which extended through the end of the first quarter, allowing for acceleration of several important ethanol plant energy efficiency upgrades. Working on plant maintenance and upgrades during Q1 enabled the plant to avoid the high natural gas prices in Northern California during the first quarter driven by cold weather. The Dairy Natural Gas segment produced 21,300 MMBtu from 6 dairy digesters and the RNG was placed in underground storage to preserve the carbon credits. India Biodiesel recognized $1.5 million of revenue from private customers.

Gross loss for the first quarter of 2023 was $1.3 million, compared to a $3.1 million loss during the first quarter of 2022.

Selling, general and administrative expenses increased to $10.8 million during the first quarter of 2023 from $7.3 million during the same period in 2022, driven primarily by $2.7 million of fixed costs of goods sold charged to selling, general and administrative during the idle time.

Operating loss was $12.1 million for the first quarter of 2023, compared to operating loss of $10.4 million for the same period in 2022.

Interest expense, excluding accretion of Series A preferred units in the Aemetis Biogas LLC subsidiary, increased to $9.0 million during the first quarter of 2023 compared to $6.3 million during the first quarter of 2022. Additionally, our Aemetis Biogas initiative recognized $5.6 million of accretion of preference payments during the first quarter of 2023 compared to $1.6 million during the first quarter of 2022.

Net loss was $26.4 million for the first quarter of 2023, compared to net loss of $18.3 million for the first quarter of 2022.

Cash at the end of the first quarter of 2023 was $4.1 million compared to $4.3 million at the close of the fourth quarter of 2022. Investments in capital projects related to the reduction of the carbon intensity of Aemetis ethanol were $7.6 million for the first quarter of 2023.

About Aemetis

Aemetis has a mission to transform renewable energy with below zero carbon intensity transportation fuels. Aemetis has launched the Carbon Zero production process to decarbonize the transportation sector using today’s infrastructure.

Aemetis Carbon Zero products include zero-carbon fuels that can "drop-in" to be used in airplanes, truck, and ship fleets. Aemetis low-carbon fuels have substantially reduced carbon intensity compared to standard petroleum fossil-based fuels across their lifecycle.

Headquartered in Cupertino, California, Aemetis is a renewable natural gas, renewable fuel and biochemicals company focused on the acquisition, development and commercialization of innovative technologies that replace petroleum-based products and reduce greenhouse gas emissions.  Founded in 2006, Aemetis has completed Phase 1 and is expanding a California biogas digester network and pipeline system to convert dairy waste gas into Renewable Natural Gas. Aemetis owns and operates a 65 million gallon per year ethanol production facility in California’s Central Valley near Modesto that supplies about 80 dairies with animal feed. Aemetis also owns and operates a 50 million gallon per year production facility on the East Coast of India producing high quality distilled biodiesel and refined glycerin for customers in India and Europe.  Aemetis is developing the Carbon Zero sustainable aviation fuel (SAF) and renewable diesel fuel biorefineries in California to utilize distillers corn oil and other renewable oils to produce low carbon intensity renewable jet and diesel fuel using cellulosic hydrogen from waste orchard and forest wood, while pre-extracting cellulosic sugars from the waste wood to be processed into high value cellulosic ethanol at the Keyes plant. Aemetis holds a portfolio of patents and exclusive technology licenses to produce renewable fuels and biochemicals.  For additional information about Aemetis, please visit aemetis.com.

NON-GAAP FINANCIAL INFORMATION

We have provided non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data. Adjusted EBITDA is defined as net income/(loss) plus (to the extent deducted in calculating such net income) interest expense, income tax expense, intangible and other amortization expense, accretion expense, depreciation expense, and share-based compensation expense.

Adjusted EBITDA is not calculated in accordance with GAAP and should not be considered as an alternative to net income/(loss), operating income or any other performance measures derived in accordance with GAAP or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a useful performance measure that is widely used within the industry in which we operate. In addition, management uses Adjusted EBITDA for reviewing financial results and for budgeting and planning purposes. EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events or other statements that are not historical facts. Forward-looking statements in this news release include, without limitation, statements relating to our five-year growth plan, future growth in revenue, expansion into new markets, our ability to commercialize and scale the licensed patented technology, the ability to obtain sufficiently low Carbon Intensity scores to achieve below zero carbon intensity transportation fuels, the development of the Aemetis Biogas Dairy project, the development of the Aemetis Carbon Zero plant at the Riverbank site, the upgrades to the Aemetis Keyes ethanol plant, the development of the Aemetis Carbon Capture projects, and the ability to access the funding required to execute on project construction and operations.  Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “showing signs,” “targets,” “will likely result,” “will continue” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on current assumptions and predictions and are subject to numerous risks and uncertainties. Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, competition in the ethanol, biodiesel and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, customer adoption, counter-party risks, risks associated with changes to federal policy or regulation, and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2022, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 and in our subsequent filings with the SEC. We are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.

(Tables follow)

AEMETIS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited, in thousands except per share data)

	Three months ended
	March 31, 2023	March 31, 2022

Revenues	$ 2,151	$ 52,049
Cost of goods sold	3,446	55,134
Gross loss	(1,295)	(3,085)

Research and development expenses	42	36
Selling, general and administrative expenses	10,786	7,306

Operating loss	(12,123)	(10,427)

Other expense/(income)
Interest rate expense	7,078	4,435
Debt related fees and amortization expense	1,969	1,826
Accretion of Series A preferred units	5,564	1,640
Other income	(76)	(41)

Loss before income taxes	(26,658)	(18,287)

Income tax expense (benefit)	(248)	7

Net loss	$ (26,410)	$ (18,294)

Net loss per common share
Basic	($0.73)	($0.54)
Diluted	($0.73)	($0.54)

Weighted average shares outstanding
Basic	36,425	33,714
Diluted	36,425	33,714

AEMETIS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	March 31, 2023 (Unaudited)	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$ 4,131	$ 4,313
Accounts receivable	261	1,264
Inventories	12,538	4,658
Prepaid and other current assets	4,294	7,901
Total current assets	21,224	18,136

Property, plant and equipment, net	180,808	180,441
Other assets	8,349	8,537
Total assets	$ 210,381	$ 207,114

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$ 28,508	$ 26,168
Current portion of long-term debt	175,675	12,465
Short term borrowings	45,282	36,754
Mandatorily redeemable Series B stock	4,182	4,082
Accrued property taxes and other liabilities	8,237	8,812
Total current liabilities	261,884	88,281

Total long term liabilities	170,917	320,687

Total stockholders' deficit:

Series B convertible preferred stock	1	1
Common stock	37	36
Additional paid-in capital	238,272	232,546
Accumulated deficit	(455,395)	(428,985)
Accumulated other comprehensive loss	(5,335)	(5,452)
Total stockholders' deficit	(222,420)	(201,854)
Total liabilities and stockholders' deficit	$ 210,381	$ 207,114

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME/(LOSS)

(unaudited, in thousands)

	Three months ended
	March 31,
	2023	2022

Net loss	$ (26,410)	$ (18,294)
Adjustments:
Interest expense	9,047	6,261
Depreciation expense	1,790	1,336
Accretion of Series A preferred units	5,564	1,640
Share-based compensation	2,662	2,040
Intangibles and other amortization expense	12	12
Income tax expense	(248)	7
Total adjustments	18,827	11,296
Adjusted EBITDA	$ (7,583)	$ (6,998)

PRODUCTION AND PRICE PERFORMANCE

(unaudited)

	Three months ended March 31,
	2023	2022
Ethanol
Gallons sold (in millions)	0.1	14.7
Average sales price/gallon	$2.50	$2.58
Percent of nameplate capacity	1%	107%
WDG
Tons sold (in thousands)	-	100
Average sales price/ton	$ -	$115
Delivered Cost of Corn
Bushels ground (in millions)	-	5.0
Average delivered cost / bushel	$ -	$8.75
Dairy Renewable Natural Gas
MMBtu produced (in thousands)	21.3	14.0
MMBtu stored as inventory (in thousands)	31.0	-
Biodiesel
Metric tons sold (in thousands)	1.0	-